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EXHIBIT 99.1



Contact: Richard E. Gathright - President and Chief Operating Officer or Harold R. Logan, Jr. - Executive Vice President/Finance 303-626-8200


Monday, 2 November 1998           RELEASE AT 8:30 A.M. EASTERN TIME
-----------------------           ---------------------------------

TRANSMONTAIGNE CLOSES LOUIS DREYFUS ENERGY ACQUISITION

NEW YORK - Denver-based TransMontaigne Inc. ("TransMontaigne") (ASE:TMG) has closed its previously announced transaction, purchasing Louis Dreyfus Energy Corp. ("LDEC") from Louis Dreyfus Corporation ("Louis Dreyfus"), Wilton, Connecticut, for approximately $161 million, including $100 million in cash and
4.5 million shares of TransMontaigne common stock, plus working capital. The LDEC acquisition increases TransMontaigne total assets to over $800 million, with shareholder equity exceeding $200 million.

LDEC will be consolidated within the TransMontaigne Logistical Services Group, that includes subsidiaries, TransMontaigne Product Services Inc. ("TPSI") and TransMontaigne Transportation Services Inc. ("TTSI"). The acquisition expands the Group's Mid-Continent downstream petroleum products services into the Southeastern and Eastern United States. With over 400 supply/exchange points nation-wide, the combined operations of the Group will handle an estimated 200 million barrels of refined petroleum products over the next 12 months. TransMontaigne logistical services are directly supported by its ownership and operation of assets in 18 states, including 3 pipeline systems and 56 terminals and related storage and delivery facilities, and by major shipping positions on common carrier petroleum pipelines.

Simon B. Rich, Jr., President of Louis Dreyfus Holding Company, Inc., the parent of Louis Dreyfus, joins the TransMontaigne Board of Directors, and David W. Cady, former LDEC head, joins the TransMontaigne Logistical Services Group as Executive Vice President of TPSI.

Effective January 1, 1999, TransMontaigne will relocate the headquarters of the TPSI and TTSI Logistical Services Group from Fayetteville, Arkansas, to Atlanta, Georgia, while consolidating TransMontaigne accounting, engineering and environmental services in Fayetteville. Denver will remain the corporate headquarters of TransMontaigne.


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